Exhibit 10.5

FC Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, IL 60631

October 16, 2013

Fred Hutchinson Cancer Research Center

1100 Fairview Avenue North

P.O. Box 19024

Seattle, WA 98109-1024

Re:	Side Letter Agreement

Ladies and Gentlemen:

This letter agreement is to confirm that in consideration of the entry by Fred Hutchinson Cancer Research Center (“FHCRC”) into the Collaboration Agreement, dated as of the date hereof, with FC Therapeutics, Inc. (the “Company”), and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the Company hereby makes the following covenants:

1. Grant of Restricted Stock. The Company shall grant to FHCRC 13,099,995 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), upon the execution and delivery by FHCRC of the Restricted Stock Agreement attached hereto as Exhibit A and subject to the terms and conditions of such agreement; provided, however, that the Company shall issue sufficient shares of Common Stock to FHCRC such that FHCRC shall hold shares of the capital stock of the Company equal to 10% of all shares of Common Stock issued and outstanding as of the date hereof (assuming full conversion or exercise of all outstanding preferred stock and other convertible securities, rights, options and warrants), assuming the issuance, for purposes of such calculation, of 85,000,000 shares of Series A Preferred Stock (the “Assumed Series A Number”), but excluding, for purposes of such calculation, any shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock of the Company in excess of the Assumed Series A Number and any shares of Common Stock issued or issuable upon conversion of shares of Series A-1 Preferred Stock of the Company. The Company hereby makes the representations and warranties set forth on Exhibit B attached hereto regarding the capitalization of the Company as of the date hereof, including the issued and outstanding capital stock of the Company and the holders thereof.

2. Success Payments.

(a) The Company will notify FHCRC within twenty (20) calendar days of the occurrence of any Valuation Date during the Success Payment Period. On each Valuation Date during the Success Payment Period, the Fair Market Value with respect to each share of Series A Preferred Stock shall be determined as of such Valuation Date. If the Multiple of Initial Equity as determined with respect to such Valuation Date is equal to or exceeds any of the values of the Multiple of Initial Equity set forth in Exhibit C attached hereto (the “Trigger Values”), the Company shall be obligated to pay to FHCRC a Success Payment. Such Success Payment shall be due and payable on the Success Payment Date with respect to such Success Payment, in cash or cash equivalents or, in the Company’s (or any successor entity’s) sole discretion, in publicly tradable shares of the Company’s (or such successor entity’s) common stock.

(b) Any acquirer or exclusive licensee of all or substantially all of the Company’s assets, or any successor entity to the Company (an “Acquirer”), shall be obligated to assume the Company’s obligations pursuant to this Section 2 and Exhibits B and C hereto.

(c) For purposes of this letter agreement:

“Affiliate” means, with respect to any entity, another entity that either directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with, such entity.

“Change of Control Transaction” means either (a) the acquisition of the Company by another entity that is not an Affiliate of the Company by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity; or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company to another entity that is not an Affiliate of the Company.

“Control” means with regard to any entity, the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

“Fair Market Value” shall have the meaning set forth in Exhibit D attached hereto.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act of 1933, as amended.

“Multiple of Initial Equity” means the quotient of (A) the Success Payment Value divided by (B) the original Series A Preferred Stock purchase price of $1.00 (each of clauses (A) and (B) as adjusted, in each case, for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

“Series A Preferred Stock” means shall mean Company’s shares of Series A Preferred Stock, par value $0.0001 per share, and any securities received upon conversion thereof or in exchange therefor. After (i) a Merger in which some or all of the consideration is cash or (ii) an Asset Sale, each share of Series A Preferred Stock shall be deemed to reflect a proportionate share of the ongoing value of the business of Juno acquired in the Merger or Asset Sale.

“Success Payment Date” means (i) with respect to any Success Payment arising as a result of the IPO Valuation Date, the first anniversary of the date on which the IPO Valuation Date occurs (plus a 90-day grace period at the Company’s option if the Company is contemplating capital market transactions during the grace period such as a secondary offering), (ii) with respect to any Success Payment arising as a result of a Company Sale Valuation Date, the earlier of (a) the date on which any proceeds from the Company Sale are paid or distributed to any stockholder, and (b) the date that is ninety (90) days after the Company Sale Valuation Date, and (iii) with respect to any other Success Payment, the date that is ninety (90) days after the Valuation Date pursuant to which such Success Payment obligation arises.

“Success Payment” means the positive difference, if any between (A) the amount (in millions) set forth in Exhibit B beneath the greatest Trigger Value that the Multiple of Initial Equity as of the Valuation Date meets or exceeds, less (B) all payments previously made to FHCRC on Success Payment Dates pursuant to this Section 2.

“Success Payment Period” means the period of time that commences on the date hereof, and ends on the later of: (i) the eighth anniversary of the date hereof and (ii) the earlier of (A) the eleventh anniversary of the date hereof, and (B) the third anniversary of the first date on which the Food and Drug Administration issues formal written approval for the Company or a successor to market a pharmaceutical or biologic product developed at least in part by FC Therapeutics, Inc.

“Success Payment Value” means, with respect to each share of Series A Preferred Stock and as of any Valuation Date, the aggregate of (i) all dividends and other distributions (including the fair market value of non-cash distributions) made to the holders of Series A Preferred Stock with respect to each such share on or before the Valuation Date and (ii) the Fair Market Value of each such share of Series A Preferred Stock as of such Valuation Date.

“Valuation Date” is any one of the following dates that occur during the Success Payment Period: (i) the date on which the Company or a successor completes an Initial Public Offering, or its shares otherwise become publicly traded (the “IPO Valuation Date”); (ii) the date on which the Company or a successor sells, leases, transfers or exclusively licenses all or substantially all of its assets to another company (an “Asset Sale”); (iii) the date on which the Company merges or consolidates with or into another entity (other than a merger in which the pre-merger stockholders of the Company own a majority of the shares of the surviving entity) (a “Merger” and with an Asset Sale, a “Company Sale”, and the Valuation Dates triggered thereby each a “Company Sale Valuation Date”), (iv) the dates on which ARCH Venture Fund VII, L.P. (“ARCH”) or the entity designated by Alaska Permanent Fund Corporation or its affiliated entities to hold its shares of Series A Preferred Stock, or either of such entity’s affiliated entities that hold such shares (“APFC LLC”) transfers a majority of its shares of company capital stock held by such entity on such date to a third party; (v) the bi-annual anniversary of any event described in the preceding clauses (i), (ii), (iii) or (iv), but only if FHCRC requests, within twenty (20) calendar days after written notice of such event from the Company, that such date be considered a Valuation Date; and (vi) the last day of the Success Payment Period.

3. Termination. The rights and obligations described in Section 2 of this letter agreement shall terminate upon the earlier of (i) termination of the Collaboration Agreement by the Company as a result of a willful breach thereof by FHCRC (but not as a result of any other termination), and (ii) the day after the last day on which a Success Payment may be due hereunder (with the obligation to make any such payment surviving termination), and which is expected to be between ninety-one (91) days and one (1) year and ninety-one (91) days after the last day of the Success Payment Period. The parties agree that upon a termination as a result of a willful breach of the Collaboration Agreement by FHCRC, the Company may offset agreed damages for such breach against any outstanding Success Payment obligations hereunder.

4. Director Designation; Observer Right. Until the earlier of (i) the first date on which FHCRC or its affiliates no longer own a majority of the Common Stock granted to FHCRC pursuant to Section 1 of this letter agreement, (ii) the closing of an Initial Public Offering; or (iii) a Change of Control Transaction:

(i) FHCRC shall be entitled to designate no less than two (2) directors to the Company’s board of directors (the “Board”), provided, however, that each such designee shall be either (a) the President of FHCRC or (b) approved by the Board in its reasonable discretion; provided, however, that each designee designated pursuant to this clause (b) shall have experience serving on the board of directors of a public company as an independent director and shall not be an officer or employee of FHCRC, and subject to the other terms of and conditions of such right as set forth in the of the Voting Agreement, dated as of the date hereof, by and among the Company, the Series A Investors (as defined therein), the Series A-1 Preferred Holders (as defined therein) and the Founders (as defined therein), including FHCRC; and

(ii) FHCRC shall be entitled to designate one representative reasonably acceptable to the Company to attend all meetings (whether in person, telephonic or otherwise) of the Board in a non-voting, observer capacity. In addition, the Company shall provide to each representative, concurrently with the members of the Board or the committees thereof, as applicable, and in the same manner, notice of such meeting and a copy of all materials provided to such members, including all materials provided to such members in connection with any action to be taken by the Board or the committees thereof, as applicable, without a meeting. Such attendance and receipt of documents shall be subject to reasonable confidentiality restrictions such as those included in Section 3.4 of the Investors’ Rights Agreement, dated as of the date hereof, by and among the Company, and the Investors (as defined therein), including FHCRC.

5. Related Transactions.

(i) The Company represents and warrants that the Initial First Tranche Closing as defined in and pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and between the Company and the persons and entities listed on the Schedule of Investors attached thereto (the “Series A SPA”) shall have been consummated prior to or concurrently with execution of this letter agreement, and that at such Initial Tranche Closing, not less than $10,000,000 of Series A Preferred Stock was purchased. The Company has provided correct and complete copies of the Series A SPA and all exhibits, appendices, schedules and closing deliverables to the Initial First Tranche Closing to FHCRC.

(ii) The Company represents and warrants that the Closing as defined in and pursuant to that certain Asset Purchase Agreement, dated as of September 30, 2013, by and between the Company and ZetaRx Biosciences, Inc. (the “APA”) shall have been consummated prior to or concurrently with execution of this letter agreement. The Company has provided correct and complete copies of the APA and all exhibits, appendices, schedules and closing deliverables thereto to FHCRC.

This letter agreement will be construed, interpreted, and applied in accordance with the laws of the State of Delaware, excluding its body of law controlling conflicts of laws. The rights and obligations under this letter agreement may not be assigned, and any attempt to do so will be null and void, without the prior written consent of the Company; provided, however, that FHCRC may assign its rights under this letter agreement to any direct or indirect wholly owned subsidiary of FHCRC that acquires shares of the capital stock of the Company from FHCRC so long as such wholly owned subsidiary of FHCRC agrees to be bound by the terms and provisions of this letter agreement. This letter agreement may not be amended except by the written agreement signed by authorized representatives of both parties and may be executed in counterparts, with signatures delivered by facsimile or .pdf binding as if originally executed.

[Signature Page Follows]

This letter agreement is the complete and exclusive statement regarding the subject matter of this agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this letter agreement.

With best regards,

FC THERAPEUTICS, INC.

By:	/s/ Hans Bishop
	Name:	Hans Bishop
	Title:	Chief Executive Officer

Accepted and Agreed:

FRED HUTCHINSON CANCER RESEARCH CENTER

By:	/s/ Ulrich Mueller
	Name:	Ulrich Mueller
	Title:	Vice President, Industry Relations & Clinical Research Support

EXHIBIT A

RESTRICTED STOCK PURCHASE AGREEMENT

[See attached]

FC THERAPEUTICS, INC.

STOCK GRANT AGREEMENT

This Stock Grant Agreement (the “Agreement”) is made as of October 15, 2013 by and between FC Therapeutics, Inc., a Delaware corporation (the “Company”), and Fred Hutchinson Cancer Research Center (“FHCRC”).

In consideration of the mutual covenants and representations set forth below, the Company and FHCRC agree as follows:

1. Grant of Restricted Stock. Subject to the terms and conditions of this Agreement, in consideration for the entry by FHCRC into the Collaboration Agreement, dated as of the date hereof, with FC Therapeutics, Inc. (the “Company”), and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the Company hereby grants to FHCRC 13,099,995 shares of the Company’s Common Stock, par value $0.0001 per Share (the “Shares”).

2. Restrictions on Transfer.

A. Investment Representations and Legend Requirements. FHCRC hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement and as of the date of the Closing, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Shares. FHCRC understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

B. Stop-Transfer Notices. FHCRC agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

C. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

3. Tax Consequences. FHCRC has reviewed with FHCRC’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. FHCRC is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. FHCRC understands that FHCRC (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

4. General Provisions.

A. Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of Washington.

B. Integration. This Agreement, including all exhibits hereto, with the Side Letter Agreement between the parties, and the Company’s Voting, Investor Rights and Right of First Refusal and Co-Sale Agreements, all dated as of the date hereof, represent the entire agreement between the parties with respect to the grant of the Shares by FHCRC and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

C. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or FHCRC pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

Subject to the limitations set forth in Section 232(e) of the Delaware General Corporation Law, FHCRC consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on the signature page (or to any other facsimile number for FHCRC in the Company’s records), (ii) electronic mail to the electronic mail address set forth on the signature page (or to any other electronic mail address for FHCRC in the Company’s records), or (iii) posting on an electronic network together with separate notice to FHCRC of such specific posting. This consent may be revoked by FHCRC by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the Delaware General Corporation Law.

D. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon FHCRC and its successors and assigns.

E. Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by FHCRC without the prior written consent of the Company. Any attempt by FHCRC without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

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F. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

G. FHCRC Investment Representations and Further Documents. FHCRC agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.

H. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

I. Rights as Stockholder. Subject to the terms and conditions of this Agreement, FHCRC shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that FHCRC delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement), and until such time as FHCRC disposes of the Shares in accordance with this Agreement. Upon such transfer, FHCRC shall have no further rights as a holder of the Shares so granted except (in the case of a transfer to the Company) the right to receive payment for the Shares so granted in accordance with the provisions of this Agreement, and FHCRC shall forthwith cause the certificate(s) evidencing the Shares so granted to be surrendered to the Company for transfer or cancellation.

J. Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

K. Reliance on Counsel and Advisors. FHCRC acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in this transaction. FHCRC acknowledges that it has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with its own legal counsel, tax advisors and other advisors. FHCRC is relying solely on its own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

L. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

(signature page follows)

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The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. FHCRC agrees to notify the Company of any change in its contact information below.

FRED HUTCHINSON CANCER RESEARCH CENTER

By:
Signature

Print Name

Title

FC THERAPEUTICS, INC.

Signature

Print Name

Print Title

8725 W. Higgins Road, Suite 290
Chicago, IL 60631

Exhibit A

INVESTMENT REPRESENTATION STATEMENT

TRANSFEREE	:	Fred Hutchinson Cancer Research Center

COMPANY	:	FC Therapeutics, Inc.

SECURITY	:	Common Stock

AMOUNT	:	13,099,955 shares

DATE	:	October 15, 2013

In connection with the grant of the above-listed shares, the undersigned entity (the “Transferee”) represents to the Company as follows:

1. The Company may rely on these representations. The Transferee understands that the Company’s transfer of the Shares to the Transferee has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the Company believes, relying in part on the Transferee’s representations in this document, that an exemption from such registration requirement is available for such sale. The Transferee understands that the availability of this exemption depends upon the representations the Transferee is making to the Company in this document being true and correct.

2. The Transferee is purchasing for investment. The Transferee is purchasing the shares solely for investment purposes, and not for further distribution. The Transferee’s entire legal and beneficial ownership interest in the shares is being granted to and shall be held solely for the Transferee’s account, except to the extent the Transferee intends to hold the shares jointly with the Transferee’s spouse. The Transferee is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the shares. The Transferee’s investment intent is not limited to the Transferee’s present intention to hold the shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

3. The Transferee can protect the Transferee’s own interests. The Transferee can properly evaluate the merits and risks of an investment in the shares and can protect the Transferee’s own interests in this regard, whether by reason of the Transferee’s own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom the Transferee has consulted, or the Transferee’s preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4. The Transferee is informed about the Company. The Transferee is sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the shares. The Transferee has had an opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and has received all information the Transferee deems appropriate for assessing the risk of an investment in the shares.

5. The Transferee recognizes the Transferee’s economic risk. The Transferee realizes that the ownership of the shares involves a high degree of risk, and that the Company’s future prospects are uncertain. The Transferee is able to hold the shares indefinitely if required, and is able to bear the loss of the Transferee’s entire investment in the shares.

6. The Transferee knows that the shares are restricted securities. The Transferee understands that the shares are “restricted securities” in that the Company’s sale of the shares to the Transferee has not been registered under the Securities Act in reliance upon an exemption for non-public offerings. In this regard, the Transferee also understands and agrees that:

A. the Transferee must hold the shares indefinitely, unless any subsequent proposed resale by the Transferee is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144);

B. the Company is under no obligation to register any subsequent proposed resale of the shares by the Transferee; and

C. the certificate evidencing the shares will be imprinted with a legend which prohibits the transfer of the shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

7. The Transferee is familiar with Rule 144. The Transferee is familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the shares acquired from an issuer in a non-public offering. The Transferee understands that the Transferee’s ability to sell the shares under Rule 144 in the future is uncertain, and may depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than a specified period after the Transferee’s receipt and full payment (within the meaning of Rule 144) for the shares; and (iii) if the Transferee is an affiliate of the Company (A) the sale being made in an unsolicited “broker’s transaction”, transactions directly with a market maker or riskless principal transactions, as those terms are defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three-month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

8. The Transferee knows that Rule 144 may never be available. The Transferee understands that the requirements of Rule 144 may never be met, and that the shares may never be saleable under the rule. The Transferee further understands that at the time the Transferee wishes to sell the shares, there may be no public market for the Company’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which may preclude the Transferee from selling the shares under Rule 144 even if the relevant holding period had been satisfied.

9. The Transferee knows that the Transferee is subject to further restrictions on resale. The Transferee understands that in the event Rule 144 is not available to the Transferee, any future proposed sale of any of the shares by the Transferee will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) the Transferee’s written notice to the Company containing detailed information regarding the proposed sale, (ii) the Transferee’s providing an opinion of the Transferee’s counsel to the effect that such sale will not require registration, and (iii) the Company notifying the Transferee in writing that its counsel concurs in such opinion. The Transferee understands that neither the Company nor its counsel is obligated to provide the Transferee with any such opinion. The Transferee understands that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than

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in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

10. The Transferee knows that tax liability, if any, due to the uncertain value of the shares will be the responsibility of Transferee. The Transferee understands that the board of directors believes its valuation of the shares represents a fair appraisal of their worth, but that it remains possible that, with the benefit of hindsight, the Internal Revenue Service may successfully assert that the value of the shares on the date of the Transferee’s grant is substantially greater than the Board’s appraisal. The Transferee understands that, subject to the tax rules applicable to tax-exempt organizations, any additional value ascribed to the shares by such an IRS determination may constitute ordinary income to the Transferee as of the purchase date, and that if any additional taxes and interest are due as a result, such taxes and interest would be the Transferee’s sole responsibility payable only by the Transferee, and that the Company need not and will not reimburse the Transferee for that tax liability.

11. Residence. The Transferee is a resident and domiciliary of the state or other jurisdiction hereinafter set forth opposite the Transferee’s signature and the Transferee has no present intention of becoming a resident of any other state or jurisdiction.

By signing below, the Transferee acknowledges the Transferee’s agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and the Transferee’s intent for the Company to rely on such statements in issuing the shares to the Transferee.

FRED HUTCHINSON CANCER RESEARCH CENTER, A NONPROFIT CORPORATION

By:

Name:

Title:

Date:

Address:

Fred Hutchinson Cancer Research Center

1100 Fairview Avenue North

P.O. Box 19024

Seattle, WA 98109-1024

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EXHIBIT B

CAPITALIZATION

•	As of the date hereof, and excluding the issuance to FHCRC under the Agreement, the authorized capital stock of the Company will consist of 200,000,000 shares of Common Stock, of which 24,092,492 shares are issued and outstanding, 97,200,000 shares of Preferred Stock, 88,200,000 of which are designated Series A Preferred and none of which are issued and outstanding and 9,000,000 of which are designated Series A-1 Preferred Stock and none of which are issued and outstanding. The Common Stock and the Series A Preferred shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”).

•	The Company has not reserved securities for issuance, except as set forth below:

•	the Shares for issuance pursuant to this Agreement;

•	shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Shares; and

•	28,345,081 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 2013 Equity Incentive Plan, under which options to purchase no shares are issued and outstanding as of the date of this Agreement and restricted stock awards with respect to which 19,704,432 shares are issued and outstanding. All such outstanding options have been issued in compliance with state and federal securities laws.

•	As of the date hereof, the Company has issued to the following individuals and entities the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) set forth opposite such individual or entity’s name below, and such shares remain issued and outstanding as of the date hereof:

ARCH Venture Fund VII, L.P.	4,388,060 shares
Richard Klausner	3,929,996 shares
Larry Corey	2,000,000 shares
Hans Bishop	7,774,436 shares
Michael Jensen	2,000,000 shares
Stan Riddell	2,000,000 shares
Philip Greenberg	2,000,000 shares

TOTAL:	24,092,492 SHARES

•	As of the date hereof, the Company shall issue 10,000,000 shares of Series A Preferred Stock to ARCH Venture Fund VII, L.P.. The Board of Directors of the Company has approved (i) the authorization and issuance of up to an additional 78,200,000 shares of the Company’s Series A Preferred Stock pursuant to the Series A SPA and the APA, (ii) the authorization and issuance of 9,000,000 shares of the Company’s Series A-1 Preferred Stock pursuant to the APA, all of which shares of Series A-1 Preferred Stock are anticipated to be issued as of the date hereof, and (iii) the authorization and issuance of sufficient shares of Common Stock for issuance upon conversion of the shares described in clauses (i) and (ii) and issuance of 900,000 shares of Common Stock to ZetaRx pursuant to the APA.

EXHIBIT C

SUCCESS PAYMENTS

Multiple of Initial Equity Value	5.0x	7.5x	10.0x	15.0x	20.0x	25.0x	30.0x	35.0x	40.0x

Success Payment(s) (Aggregate)	$10	$35	$75	$125	$175	$225	$275	$325	$375

EXHIBIT D

FAIR MARKET VALUE

The “Fair Market Value” with respect to each share of Series A Preferred Stock as of any Valuation Date shall be determined as follows:

1. With respect to any IPO Valuation Date, the “Fair Market Value” will be the average trading price of a share of the common stock of the Company over the consecutive 90-day period preceding the applicable Success Payment Date.

2. With respect to any Valuation Date described in clause (iv) of the definition thereof, the “Fair Market Value” will be the per share purchase price in the applicable transfer.

3. With respect to any Valuation Date described in clause (iii) of the definition thereof, the “Fair Market Value” will be equal to the cash, or value of marketable securities, received for each share of the Company’s Series A Preferred stock in such transaction.

4. With respect to any other Valuation Date, the “Fair Market Value” shall be determined for each share of Series A Preferred Stock as set forth below and in accordance with the Fair Market Value Methodology (provided, however, that with respect to any Valuation Date described in clause (v) of the definition of Valuation Date that occurs two years following a Company Sale, the “Fair Market Value” shall be determined as of such Valuation Date based on the value of the assets held by the Company immediately prior to the Company Sale, not all assets of the acquiring entity, and the value of one share of Series A Preferred Stock shall be calculated based on the assumption that the capitalization structure of the Company as in effect immediately prior to the Company Sale remains in effect as of such Valuation Date).

(a) Within 20 calendar days of the Valuation Date, the Company shall deliver to FHCRC a proposed Fair Market Value by written notice (the “Company Notice”). If FHCRC does not object to such written notice by delivering written notice to the Company of its objection within 20 calendar days (an “Objection Notice”), the Fair Market Value shall be the Fair Market Value proposed in such Company Notice. Within 10 calendar days of the delivery of such Objection Notice (the end of such 10 calendar day period being the “Trigger Date”), each of FHCRC and the Company shall consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period.

(b) If FHCRC and the Company do not agree on the Fair Market Value before the Trigger Date, then within 10 calendar days of the Trigger Date, each of FHCRC, and the Company shall give written notice (each such notice, a “Fair Market Value Notice”) to the other of its proposed determination of Fair Market Value (in accordance with the Fair Market Value Methodology and it being understood that the first such written notice given by each such party shall be deemed their respective Fair Market Value Notice) and, if the variance between the proposed valuations as set forth in their respective Fair Market Value Notices is 10% or less of the higher amount (i.e., the lower amount set out in a Fair Market Value Notice is greater than 90% of the higher amount set out in the other Fair Market Value Notice), then Fair Market Value shall be deemed to equal the average (i.e., the arithmetic mean) of such proposed values as set forth in such Fair Market Value Notices.

(c) If the variance between the proposed amounts set forth in such Fair Market Value Notices is greater than 10% of the higher amount, then each of FHCRC and the Company shall appoint an arbitrator pursuant to clause (e) below to act as an expert and not as an arbitrator (the “Valuation Expert”), at the expense of each of each of FHCRC and the Company in equal proportions, for the purpose of making the determination referred to here, with such Valuation Expert instructed to determine its independent estimate of the Fair Market Value (the “Valuation Expert’s Estimate”) in accordance with the Fair Market Value Methodology within 20 calendar days after being appointed (it being understood that neither relevant Party shall provide the Valuation Expert with their respective Fair Market Value Notices nor disclose to such Valuation Expert the contents thereof and that the relevant Parties shall make available to such Valuation Expert access on a confidential basis to such books, accounts, records and forecasts as reasonably requested and believed to be necessary to determine the Fair Market Value).

(d) The Fair Market Value shall then conclusively be deemed to equal the average (i.e., the arithmetic mean) of the Valuation Expert’s Estimate and the Fair Market Value determination set forth in that Fair Market Value Notice that is closest to the Valuation Expert’s Estimate, but in no case more in dollar amount than the highest or less in dollar amount than the lowest of the Fair Market Value Notices, and such value shall be final and binding on the Parties hereto (it being understood that for the avoidance of doubt no Party shall be able to contest the Valuation Expert’s Estimate based on any claim of non-adherence to the Fair Market Value Methodology).

(e) If each of the Company and FHCRC fail to mutually agree on a Valuation Expert within 20 calendar days of the Trigger Date, each of such parties shall, within 10 calendar days thereafter, appoint two independent public accountants (that shall each not be an Affiliate or service provider of any of the Company or FHCRC at the time of arbitration), who shall try to mutually agree on a third party Valuation Expert. If such independent public accountants fail to mutually agree on such Valuation Expert within 10 calendar days from appointment, each of such independent public accountants shall appoint two additional independent public accountants within 10 calendar days, and the Valuation Expert will be selected from among the four independent public accountants by drawing lots. The Success Payment Date will be extended by up to 30 calendar days if necessary to complete the process of designation of the Valuation Expert.

(f) All Fair Market Value determinations set forth in any Fair Market Value Notice pursuant to this Exhibit C and all valuations estimated and/or determined by the Valuation Expert must adhere to the following requirements (the “Fair Market Value Methodology”):

i.	subject to the below, be in accordance with industry standard valuation methodologies including but not limited to revenues, price-earnings ratio, free cash flow, EBITDA multiples or other appropriate metrics;

ii.	be, subject to clause (iii) below, based on the actual historical results of the operation of the Company as reflected on its audited and unaudited financial statements and reasonable forecasts of up to five (5) years assuming ordinary course of operations of the Company consistent with past practice; and

iii.	for the avoidance of doubt, specifically, take into full account the working capital balances of the Company and assume that any financial indebtedness or negative working capital balances of the Company are paid off or offset in full with available cash (with the consequences or repayment or failure to offset with available cash transferred reflected as a degradation to the Fair Market Value).